Exhibit 10.1

SEPARATION, RETIREMENT AND CONSULTING AGREEMENT

THIS SEPARATION, RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is entered into between Ray R. Rogers (“Rogers”) and Oxis International, Inc. (the “Company”) on the dates acknowledged below in order to provide for an orderly and mutually satisfactory transfer of responsibilities, for internal and external communications, for separation from employment and for Rogers’ retirement. This is a negotiated agreement establishing the terms and conditions of Rogers’ retirement and separation from employment with the Company and describes and establishes the benefits, terms and conditions of employment between Rogers and the Company except to the extent expressly governed by law.

1.	Meaning of Terms.

(a)	As used in this Agreement, the “Company” shall mean Oxis International, Inc. and any successor corporation or entity.

(b)	As used in this Agreement, “Rogers” shall mean Ray R. Rogers.

(c)	As used in this Agreement, “Retirement Time” shall mean the close of business June 30, 2004.

(d)	As used in this Agreement, “Officer Resignation Time” shall mean the close of business on June 21, 2004 and “Director Resignation Time” shall mean immediately following the conclusion of the 2004 Annual Meeting of OXIS Stockholders scheduled to be held on June 22, 2004. Notwithstanding such resignations, Rogers’ employment shall continue to the Retirement Time.

2.	Consideration.

The parties acknowledge that this Agreement is entered into in consideration of the mutual promises and covenants herein.

3.	Resignation as Officer.

Effective upon the Officer Resignation Time, Rogers will resign as an officer of the Company and its foreign and domestic subsidiaries, including without limitation, his positions of Chief Executive Officer, President and Chairman of the Board. Effective upon the Director Resignation Time, Rogers will resign as a member of the Board of Directors of the Company and its foreign and domestic subsidiaries. Rogers’ resignations will be automatically effective at the Officer Resignation Time and the Director Resignation Time, as applicable, without any further action by Rogers or the Company. Rogers acknowledges that he has been and is subject to certain laws governing trading by corporate insiders, and will engage in no trading activities in violation of those laws.

Nothing herein shall limit any right Rogers may have to indemnification for acts as an officer or employee of the Company or for acts done following his retirement as a consultant to the Company, available to him under federal law or the laws of any state, the Company’s bylaws, and/or Company acquired liability coverage.

4.	Retirement.

Rogers will be employed by the Company until the Retirement Time. Rogers shall thereafter remain entitled to any employment related benefits as granted by the terms of this Agreement and the applicable plans for post-employment and retirement benefits which are vested or to which Rogers is entitled by virtue of this Agreement and the Employment Agreement.

5.	Equipment.

For a period of 90 days following his retirement, Rogers will be entitled to retain at Company expense his Company-provided electronic mail account and address, and his Company provided cellular telephone and number. Effective October 1, 2004, Rogers will transfer the accounts to personal address and thereafter be responsible for payments. He will be permitted to retain for his own use his company provided cell phone, laptop computer and PDA. Rogers will remove his personal furniture from the Company’s offices. In addition, Rogers acknowledges that he continues to be bound by Section 7 of the Employment Agreement (except for Section 7.a (iii) from which he is released) and agrees to abide by the terms and conditions of such Section.

6.	Separation Compensation.

Notwithstanding anything herein to the contrary, and notwithstanding any external or internal statements to the contrary, Rogers’ retirement and separation from employment shall be considered a “Termination by Company not for Cause” under the Employment Agreement dated June 1, 2003 (the “Employment Agreement”) with payments to be made in accordance with the Company’s usual and customary payroll practices. Rogers shall be entitled to severance, related post-employment compensation and all other benefits of the Employment Agreement as applicable to a “Termination by Company not for Cause.”

7.	Stock.

Rogers has been the recipient from time to time of grants of stock options. Nothing in this Agreement is intended to affect any rights he may have, or in any way alter the rights and obligations specified in the option agreements and plan, except that in accordance with the Employment Agreement all unvested options shall vest upon the Retirement Date and he shall thereafter have two years from the Retirement Time to exercise his vested options.

8.	Benefit Plans.

Except as otherwise provided herein, Rogers’s entitlement to any other benefits afforded by any Company benefit plans are governed solely by their applicable plans and policies and by the provisions of law.

9.	Cooperation and Consultation.

For a period of three (3) months from the Retirement Time (the “Consulting Period”) Rogers shall provide future services in the form of advice and consultation at the request of the Company. Except where mutually agreed, Rogers shall not be required to devote more than two days per week to such services. During the Consulting Period, Rogers shall be paid a consulting fee of $1,000 per day or substantial portion thereof actually spent on providing such services, in addition to any pay or benefits provided under this Agreement and he shall be promptly paid upon presentation of his invoice and promptly reimbursed for his reasonable expenses in providing such services. If the Company does not hire a full time CEO until after the Consulting Period, Rogers agrees, at the request of the Company, to provide consulting services to the Company during the first two weeks of employment of the new CEO pursuant to the terms of this Section 9, except in such circumstance Rogers may be asked to provide more than two days per week of services. The Company shall hold Rogers harmless and indemnify him for any acts done on the Company’s behalf during the Consulting Period to the same degree as if he were acting as an executive employee of the Company. Following the Consulting Period, any future services shall be mutually agreed upon and negotiated between the parties.

10.	Non-disparagement and Public Communication.

(a)	Rogers will not make statements that disparage or malign the reputation or abilities of the Company as it is defined in this Agreement.

(b)	The Company will not make statements that disparage or malign the reputation or abilities of Rogers.

(c)	Neither party shall be in breach of this provision as a result of giving truthful testimony in a matter in which the Company is a party or related to a party.

(d)	The parties agree that in publicly discussing Rogers’ separation they will state generally that Rogers has devoted his attentions for a number of years to advancing the company through a wide variety of responsibilities, and that he has decided to retire to devote his attention to a number of personal interests.

11.	Releases.

The parties shall sign such a waiver of claims in connection with the provision of the Employment Agreement in the event of a “Termination by Company not for Cause” which is attached hereto as Exhibit A (the “Waiver of Claims”). The execution and delivery of the Waiver of Claims (and Rogers not revoking such Waiver of Claims) is an express condition to Rogers receiving any separation compensation referred to herein or the Employment Agreement.

12.	Acknowledgements.

Each party acknowledges that the parties have made certain assumptions and characterizations regarding the ultimate tax and other effects of this Agreement and that no party has relied upon any statement made by any other party concerning such effects.

13.	Integration.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, and assigns. The Parties agree that this Agreement (together with the documents incorporated by reference or otherwise identified, including the provisions of the Employment Agreement which by their terms continue in effect) states the entire agreement of the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written.

14.	Severability and Governing Law.

The Parties agree that any provision of this Agreement that is held to be illegal, invalid, or unenforceable under present or future laws shall be fully severable. The Parties further agree that this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, a provision as similar to the illegal, invalid, or unenforceable provision as is possible and legal, valid, and enforceable shall be automatically added to this Agreement in lieu of the illegal, invalid, or unenforceable provision. The Parties also agree that Oregon law shall govern the validity and enforceability of this Agreement, and that venue shall be in the state of Oregon, County of Multnomah.

15.	Resolution of disputes.

Any dispute between the Parties concerning the interpretation, application, or claimed breach of this Agreement shall be submitted to binding, confidential arbitration in Portland, Oregon in accordance with the provisions governing arbitration as set forth in the Employment Agreement.

Ray R. Rogers

Date:

Oxis International, Inc.

By:

Date:

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